Exhibit 99.1

Media contact:

Karla Olsen, manager, corporate communications Phone: 888.613.0003 FAX: 316.261.6769 karla.olsen@WestarEnergy.com
Investor contact:
Bruce Burns, director, investor relations Phone: 785.575.8227 bruce.burns@WestarEnergy.com

WESTAR ENERGY CHOOSES LYON COUNTY LOCATION

FOR NEW GENERATING FACILITY

Site selected for natural gas peaking power plant

TOPEKA, Kan., Aug. 22, 2006 — Westar Energy today announced it has chosen a location in Lyon County, Kansas, as the site for a new natural gas-fired combustion turbine peaking power plant. The site is in a rural area of Lyon County near the company’s existing Lang substation, which is about six miles northeast of Emporia, off of County Rd. 200.

Westar Energy and Lyon County officials will hold a news conference about the new plant on Tues., Aug. 22, 2006 at 9:30 a.m. in the County Commission Chambers at the Lyon County Courthouse, 430 Commercial in Emporia.

Westar Energy retained Burns & McDonnell of Kansas City, Mo. to perform a comprehensive study for a new peaking plant site, beginning in May 2005. Westar Energy then, based on the study, selected the Lyon County site. The study evaluated several criteria including the availability of natural gas, environmental impact, transmission access and community support. Initially, Burns & McDonnell identified and evaluated 53 possible locations throughout Kansas. Westar Energy also solicited input from communities interested in hosting the plant. Burns & McDonnell helped evaluate the sites that communities proposed.

Westar Energy selects Lyon County location for new peaking plant	Page 2 of 3

“We’re pleased to have received interest in our new plant from 29 different communities, said Jim Ludwig, vice president, regulatory and public affairs. “We are grateful for the strong support the people from this area and the Regional Development Association (RDA) of East-Central Kansas have shown for this site.”

The RDA is a collaborative partnership between Lyon County, the City of Emporia, Emporia Enterprises, Inc. and the Emporia Area Chamber of Commerce & Visitors Bureau.

“The residents of Emporia and parts of Lyon County are fortunate to have Westar Energy as our electrical supplier,” said Ray Toso, RDA Chair. “Not only does it provide reliable and affordable electrical service, it is a tremendous asset to this community. Westar has knowledgeable, professional personnel who are active in our community and play a key role in our economic development projects. We are extremely pleased that they have chosen our county as the site for the new peaking plant. This plant will help the people of Westar serve us even more efficiently than before. We congratulate them on their expansion.”

Westar Energy will host two open houses to provide information about the new plant to Lyon County residents. The first open house is scheduled for 5:30 p.m. to 8:30 p.m. on Wed., Aug. 23, 2006, at the Flint Hills Technical College, 3301 W. 18th Ave., Emporia. Residents will have the opportunity to meet with representatives of Westar Energy, as well as local economic development officials. A second open house is scheduled for 5 p.m. to 7:30 p.m. on Tues., Sept. 5, 2006, at the Girl Scout Flint Hills Council building, 1200 Burlingame Rd. in Emporia. The public is invited to attend these meetings.

Westar Energy selects Lyon County location for new peaking plant	Page 3 of 3

A peaking power plant is intended to operate during Westar Energy’s highest customer demand conditions, primarily on hot summer days. It is also intended to help the company meet system growth demands. The new plant will have an initial generating capacity of up to 300 megawatts (MW), with additional capacity to be added in phases, bringing the total capacity to 600 MW. The total investment in the plant will be about $330 million. In the years ahead, to meet its customers’ needs, Westar Energy will also make substantial investments in environmental upgrades at existing power plants and to acquire coal base load capacity, new transmission lines and energy efficiency programs.

“This plant is a very important part of our plan to meet the increasing needs of our customers in a reliable and cost-effective manner,” said Doug Sterbenz, executive vice president, generation and marketing. “The plant will be a state-of-the-art facility and designed to minimize any impact on neighbors and the environment.”

Although planning for new power plants began much earlier, the company’s need to generate more electricity to meet higher demands is illustrated by two new peak power usage records set last month. On July 17, 2006, peak usage reached 4,893 MW, an increase of 210 MW, or 4.5%, over the previous peak. Two days later, on July 19, 2006, usage surged even higher, setting a new record of 4,938 MW.

Westar Energy plans to break ground on the new plant in the spring of 2007. The initial phase of the plant is scheduled to begin operation in the summer of 2008.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 660,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.